Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Enbridge Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Debt	5.900% Senior Notes due 2026	457	(r)	$750,000,000	99.977%	$749,827,500	0.00014760	$110,674.54
Fees to Be Paid	Debt	6.000% Senior Notes due 2028	457	(r)	$750,000,000	99.892%	$749,190,000	0.00014760	$110,580.44
Fees to Be Paid	Debt	6.200% Senior Notes due 2030	457	(r)	$750,000,000	99.830%	$748,725,000	0.00014760	$110,511.81
Fees to Be Paid	Debt	6.700% Senior Notes due 2053	457	(r)	$1,250,000,000	99.870%	$1,248,375,000	0.00014760	$184,260.15
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$3,496,117,500		$516,026.94
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$516,026.94